Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2006 RESULTS

Alliant Energy also updates its 2006 earnings guidance for earnings from continuing operations

MADISON, Wis. – October 31, 2006 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the third quarter of 2006 of $87.8 million and $0.75, respectively, compared to $99.6 million and $0.85 for the same period in 2005. Alliant Energy’s net income and EPS for the third quarter of 2006 were $78.8 million and $0.67, respectively, compared to $112.5 million and $0.96 for the same period in 2005. Additional details regarding Alliant Energy’s third quarter unaudited earnings are as follows (net income in millions):

	2006		2005
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$85.9	$0.73	$113.1	$0.97
Non-regulated (excluding 2005 Brazil and debt charges) *	(1.7)	(0.01)	24.7	0.20
Parent (primarily taxes, interest and A&G)	3.6	0.03	3.1	0.03
Total excluding Brazil and debt charges	87.8	0.75	140.9	1.20
Non-regulated (Brazil) asset valuation charge *	-	-	(23.3)	(0.20)
Non-regulated charges related to debt reductions *	-	-	(18.0)	(0.15)
Total earnings from continuing operations *	87.8	0.75	99.6	0.85
Income (loss) from discontinued operations **	(9.0)	(0.08)	12.9	0.11
Net income	$78.8	$0.67	$112.5	$0.96

* The total loss from continuing operations for the non-regulated businesses in the third quarter of 2006 and 2005 was ($1.7) million and ($16.6) million, or ($0.01) and ($0.15) per share, respectively.

** Alliant Energy has classified its non-regulated China, Mexico, oil and gas gathering pipeline systems and energy services businesses as well as its biomass facility as discontinued operations for all periods presented. The energy services business, biomass facility, oil gathering pipeline system and Alliant Energy’s interest in three of ten China generating facilities were sold in 2005. Alliant Energy sold its interest in three additional generating facilities in China in the first quarter of 2006. The gas gathering pipeline system and Alliant Energy’s interest in an additional China generating facility were sold in the second quarter of 2006.

The lower earnings from Alliant Energy’s utility business were largely due to the net impact of weather and weather hedging activities on its electric margins, a higher effective income tax rate and higher nuclear-related costs. The lower results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the 2005 Brazil and debt charges, were largely due to $0.08 per share of foreign currency transaction losses incurred in the third quarter of 2006 associated with Alliant Energy’s New Zealand investments and income realized in 2005 related to tax adjustments ($0.05 per share) and earnings from Alliant Energy’s Brazil and Synfuel investments ($0.05 per share), which have since been sold.

“Our lower third quarter earnings were disappointing but understandable,” said William D. Harvey, Alliant Energy’s Chairman, President and CEO. “They were driven largely by the net impact of weather and our weather hedging activities and foreign currency losses related to our New Zealand investments. Despite the results for the quarter, I remain confident the fundamentals of our business remain strong. In fact, our year-to-date utility earnings are actually up slightly compared to the same period last year due to our strong first-half performance. We continue making progress on our utility generation expansion plan, which is the key component of our long-term growth strategy. We also were successful in completing over half of our $200 million share repurchase program in the third quarter. And, as our concurrent announcements should make obvious, we’re pleased with the progress on our remaining asset divestitures.”

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

Alliant Energy’s third quarter 2005 non-regulated income from continuing operations included a pre-tax, non-cash asset valuation charge of $40 million (after-tax charge of $23 million, or $0.20 per share) related to the company’s Brazil investments, which Alliant Energy sold in the first quarter of 2006. The 2005 results also included a pre-tax charge of $29 million (after-tax charge of $18 million, or $0.15 per share) related to debt reductions within Alliant Energy’s non-regulated businesses.

Earnings From Continuing Operations

A summary of Alliant Energy’s EPS from continuing operations for the third quarter is as follows:

	2006	2005	Variance
Utility operations: *
Electric margins -
Nuclear capacity			($0.19)
Net impact of weather and weather hedges			(0.10)
WP&L fuel case settlement			(0.03)
Recovery of WP&L fuel-related costs			0.06
Other			(0.02)
Operating expenses -
Nuclear			0.12
Other			(0.02)
Other (primarily higher effective income tax rate)			(0.06)
Total utility operations	$0.73	$0.97	(0.24)

Non-regulated operations (excl. 2005 Brazil and debt charges): *
International -
New Zealand	(0.05)	0.02	(0.07)
Brazil (excluding asset valuation charge; sold in Q1 2006)	-	0.04	(0.04)
Interest expense allocation/other	(0.02)	0.01	(0.03)
Synfuel (sold in Q4 2005)	-	0.01	(0.01)
Non-regulated Generation	0.02	-	0.02
Transportation, RMT, WindConnect™ and other investments	0.04	0.04	-
Other (taxes, interest, A&G and dilution; excl. debt charges)	-	0.08	(0.08)
Total non-reg. operations (excl. 2005 Brazil and debt charges)	(0.01)	0.20	(0.21)

Parent company (taxes, interest, A&G and dilution) *	0.03	0.03	-

Total excluding 2005 Brazil and debt charges	0.75	1.20	(0.45)

Brazil asset valuation charge	-	(0.20)	0.20

Charges related to non-regulated debt reductions	-	(0.15)	0.15

Earnings per share from continuing operations	$0.75	$0.85	($0.10)

* The 2006 and 2005 EPS amounts have been computed based on the average shares outstanding in the third quarter of 2005 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item if it is material.

Continuing Operations - Utility Operations

Alliant Energy sold its interests in its two nuclear facilities in July 2005 and January 2006. Prior to the sale of these assets, the operating expenses related to the facilities consisted primarily of other operation and maintenance and depreciation and amortization expenses. These expenses are included in “Operating expenses” in the above table. Upon the sale of the facilities, Alliant Energy entered into purchased power agreements with the new owners of the facilities and its share of the

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

costs associated with these facilities is now recorded as purchased power expense included in “Electric margins” in the above table. As a result, there are large nuclear-related variances between the periods for these line items. These are somewhat offsetting in nature and also do not capture other benefits from the sales including, among others, the impact of the application of the sales proceeds.

The net impacts of weather and weather hedging activities on Alliant Energy’s electric margins for the third quarter of 2006 and 2005 were ($12) million and $8 million, respectively (variance of ($0.10) per share). Alliant Energy utilizes weather hedges to reduce the potential volatility on its margins. The Company entered into a summer weather hedge based on cooling degree days (CDD) at Chicago for the periods June 1 through August 31 in 2006 and 2005. In each year, the terms of these agreements capped the amount Alliant Energy could pay to, or receive from, the counterparty at the end of the agreements at $9 million.

Third quarter results for 2006 included $12 million of expense related to the summer weather hedge, which includes the $9 million payment to the counterparty as well as a reversal of $3 million in hedge income recognized in second quarter earnings. In 2005, no such expense related to the weather hedge occurred in the third quarter of the year, since the full $9 million payment to the counterparty was expensed in the second quarter due to historically hot weather experienced in June 2005. As a result, third quarter 2006 electric margins were $12 million lower than the same period in 2005 related to the effects of the weather hedges.

The 2006 summer weather hedge did not produce the results expected by Alliant Energy. While CDD have historically been highly correlated between Chicago and Alliant Energy’s service territory, this was not the case in 2006 as CDD were 16% above normal in Chicago during June-August, compared to 15% and (12%) in Madison and Cedar Rapids, respectively. Alliant Energy estimates this lack of correlation resulted in it incurring losses from the weather hedge that exceeded by approximately $6 million the positive impact on its demand from the warmer than normal weather conditions.

In addition to the impact of the weather hedge, Alliant Energy estimates the impact on demand compared to normal weather for July-August of 2006 and 2005 (i.e., the final two months of the period covered by the weather hedges) was $6 million and $3 million, respectively. Further, Alliant Energy estimates the impact on demand compared to normal weather for September 2006 and 2005 (such periods were not covered by a weather hedge) was ($6) million and $5 million, respectively. As a result, third quarter 2006 electric margins were $8 million lower than the same period in 2005 related to the impact of demand compared to normal weather. Refer to the table in Key Operating Statistics for further details on the net financial impacts of weather and the weather hedges.

The Public Service Commission of Wisconsin approved a settlement in the third quarter of 2006 related to Wisconsin Power and Light Company’s (WP&L) pending fuel-related rate case. WP&L recorded charges of approximately $0.03 per share in the third quarter of 2006 related to the terms of the settlement agreement. Improved recovery of fuel-related expenses at WP&L in the third quarter of 2006 compared to the same period in 2005 partially offset the lower electric margins for the quarter.

Excluding the nuclear-related variance in other operating expenses discussed above, operating expenses were slightly higher in the third quarter of 2006 compared to the same period in 2005. The impact of higher energy conservation and transmission and distribution expenses was partially offset by lower depreciation and amortization expense, primarily due to the implementation of new depreciation rates at IP&L effective January 1, 2006.

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

Continuing Operations - Non-regulated Operations

The decrease in earnings from Alliant Energy’s New Zealand investments was due primarily to the impact of changes in foreign currency exchange rates. The third quarter 2006 and 2005 results included foreign currency transaction (losses)/gains of ($0.08) and $0.01 per share, respectively. Alliant Energy sold its Brazil investments in the first quarter of 2006. Therefore, the results from Alliant Energy’s non-regulated businesses, excluding the 2005 Brazil asset valuation charge, decreased by $0.04 per share in the third quarter of 2006 when compared to the same period in 2005 given the income realized from Alliant Energy’s Brazil investments in 2005.

The “Other” non-regulated results included approximately $0.05 per share of income in the third quarter of 2005 related to an adjustment of a previous deferred income tax valuation allowance resulting from a change in Alliant Energy’s anticipated ability to utilize capital losses prior to their expiration.

Alliant Energy’s non-regulated earnings for the third quarter of 2006 also reflected an $8 million decrease in interest expense compared to the same period in 2005 as a result of the Company’s non-regulated debt reduction efforts.

Share Repurchase Program

In August 2006, Alliant Energy announced its intent to repurchase up to $200 million of its common stock by the end of 2007. Alliant Energy repurchased 2.9 million shares of the Company’s common stock for $105 million during the third quarter of 2006. The share repurchases were funded from available cash balances. Alliant Energy has issued 2.0 million shares of common stock in 2006 through September 30, largely under its equity incentive plans.

Asset Divestiture Update

Alliant Energy has entered into agreements for the sale of its interest in its three remaining generating facilities in China and all such sales are nearly complete. Alliant Energy also completed the sale of its water utility in South Beloit, Illinois in the third quarter of 2006. Alliant Energy also announced today it has entered into a sale and purchase agreement to sell its investments in New Zealand. Pursuant to the applicable accounting rules, the results from Alliant Energy’s New Zealand investments will continue to be reported in Alliant Energy’s earnings from continuing operations. Alliant Energy issued a separate news release yesterday regarding the New Zealand sale which provides additional details related to the pending sale. The Company is also in the process of divesting its investment in Laguna del Mar in Mexico and its electric and gas distribution properties in Illinois and expects to complete all of its planned divestitures in 2006 or early 2007.

2006 Guidance

Alliant Energy has updated its 2006 earnings guidance for earnings from continuing operations, excluding the gain on the pending sale of Alliant Energy’s New Zealand investments and debt repayment premiums, to $2.20-2.30 per share from $2.25-2.45 per share. Alliant Energy has also updated its 2006 earnings guidance for earnings from continuing operations from its utility business to $2.10-2.20 per share from $2.10-2.30 per share. Details of the current and prior guidance are as follows:

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

	Current	Prior
Utility business	$2.10-2.20	$2.10-2.30
Non-regulated business, excluding New Zealand gain and debt repayment premiums:
Transportation, RMT, Non-regulated Generation, WindConnect™ and Other	0.09-0.12	0.10-0.14
International – Brazil exit costs/other (sold in Q1 2006) New Zealand (excluding gain on pending sale) Remaining interest expense allocation/other	(0.02) 0.03-0.07 (0.06)-(0.08)	(0.02)-(0.04) 0.08-0.12 (0.06)-(0.08)
Parent company	0.04-0.06	0.03-0.06
Alliant Energy, excluding New Zealand gain and debt repayment premiums	2.20-2.30	2.25-2.45
Gain on pending New Zealand sale	1.10-1.20	-
Debt repayment premiums	(0.48)	(0.48)
Alliant Energy, including New Zealand gain and debt repayment premiums	$2.87-2.97	$1.77-1.97

The guidance does not include any potential asset valuation charges that Alliant Energy may incur in the fourth quarter of 2006, the impact of certain non-cash mark-to-market adjustments, the impact of any future adjustments made to Alliant Energy’s deferred tax asset valuation allowances, the impact of any cumulative effects of changes in accounting principles or any gains/losses that may be realized from a possible sale of certain Alliant Energy investments, other than New Zealand, that would be reported in earnings from continuing operations. The guidance does include Alliant Energy’s assumptions for the impact of its share repurchase program on its 2006 results. Finally, the guidance also assumes that no businesses will be re-classified to or from “discontinued operations” in the fourth quarter of 2006.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

• Normal weather conditions in its utility service territories
• Continuing economic development and sales growth in its utility service territories
• Continuing cost controls and operational efficiencies

•     Ability of its utility subsidiaries to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner

• Stable foreign exchange rates in New Zealand and the closing of the pending sale in 2006
• No additional material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments
• Other stable business conditions
• Ability to utilize any tax capital losses generated to-date, and those that may be generated in the future, before they expire

Earnings Conference Call

A conference call to review the 2006 third quarter results and other issues is scheduled for Tuesday, October 31st at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

through November 7, 2006, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #8415344. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: federal, state and international regulatory or governmental actions, including the impact of energy-related legislation in Congress, federal tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; economic and political conditions in Alliant Energy’s service territories; issues related to the availability of Alliant Energy’s generating facilities and the supply of fuel and purchased electricity and price thereof, including the ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner; the impact higher fuel and fuel-related prices and other economic conditions may have on customer demand for utility services, customers’ ability to pay utility bills and Alliant Energy’s ability to collect unpaid utility bills; financial impacts of Alliant Energy’s hedging strategies; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; unanticipated issues related to the Calpine Corporation bankruptcy that could adversely impact Alliant Energy’s purchased power agreements; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and legislative and regulatory issues affecting such transmission; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unplanned outages at Alliant Energy’s generating facilities and risks related to recovery of incremental costs through rates; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including Alliant Energy’s ability to complete its proposed or potential divestitures of various businesses and investments, including Mexico and New Zealand, on a timely basis and for anticipated proceeds; the impact of necessary accruals or adjustments for the terms of Alliant Energy’s short- and long-term incentive compensation plans; the incurrence of any material post-closing adjustments related to any of Alliant Energy’s past asset divestitures; continued access to the capital markets; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; access to technological developments; the effect of accounting pronouncements issued periodically by standard-setting bodies; the ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows; inflation and interest rates; and the factors listed in the “2006 Guidance” section of this press release. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2006 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$747.7	$709.5	$1,890.4	$1,749.6
Gas	68.0	89.2	441.6	426.8
Other	15.9	18.3	53.2	57.0
Non-regulated	58.8	57.2	132.9	139.4
	890.4	874.2	2,518.1	2,372.8

Operating expenses:
Utility:
Electric production fuel and purchased power	400.4	307.8	993.6	759.9
Cost of gas sold	36.3	60.1	300.3	297.0
Other operation and maintenance	144.7	150.9	450.4	502.6
Non-regulated operation and maintenance	47.6	50.3	109.3	126.6
Depreciation and amortization	64.4	80.4	195.9	241.7
Taxes other than income taxes	26.5	25.4	80.4	75.1
	719.9	674.9	2,129.9	2,002.9

Operating income	170.5	199.3	388.2	369.9

Interest expense and other:
Interest expense	33.2	44.2	107.6	132.4
Loss on early extinguishment of debt	-	29.1	90.8	45.1
Equity income from unconsolidated investments	(12.3)	(15.0)	(35.4)	(33.6)
Asset valuation charges - Brazil investments	-	39.9	-	136.1
Allowance for funds used during construction	(2.4)	(2.8)	(7.0)	(8.2)
Preferred dividend requirements of subsidiaries	4.6	4.6	14.0	14.0
Interest income and other	9.7	(10.2)	(12.2)	(27.7)
	32.8	89.8	157.8	258.1

Income from continuing operations before income taxes	137.7	109.5	230.4	111.8

Income tax expense (benefit)	49.9	9.9	83.4	(5.8)

Income from continuing operations	87.8	99.6	147.0	117.6

Income (loss) from discontinued operations, net of tax	(9.0)	12.9	(24.4)	(61.4)

Net income	$78.8	$112.5	$122.6	$56.2

Average number of common shares outstanding (basic) (000s)	117,110	116,639	117,151	116,318

Earnings per average common share (basic):
Income from continuing operations	$0.75	$0.85	$1.26	$1.01
Income (loss) from discontinued operations	(0.08)	0.11	(0.21)	(0.53)
Net income	$0.67	$0.96	$1.05	$0.48

Average number of common shares outstanding (diluted) (000s)	117,498	117,034	117,526	116,678

Earnings per average common share (diluted):
Income from continuing operations	$0.75	$0.85	$1.25	$1.01
Income (loss) from discontinued operations	(0.08)	0.11	(0.21)	(0.53)
Net income	$0.67	$0.96	$1.04	$0.48

Dividends declared per common share	$0.2875	$0.2625	$0.8625	$0.7875

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
ASSETS	2006	2005
	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$6,036.4	$5,887.3
Gas plant in service	694.3	679.9
Other plant in service	505.2	508.5
Accumulated depreciation	(2,865.8)	(2,741.7)
Net plant	4,370.1	4,334.0
Construction work in progress	138.1	134.3
Other, less accumulated depreciation (accum. depr.)	6.5	3.2
Total utility	4,514.7	4,471.5
Non-regulated and other:
Non-regulated Generation, less accum. depr.	274.2	280.6
Other non-regulated investments, less accum. depr.	69.8	60.6
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	43.9	53.5
Total non-regulated and other	387.9	394.7
	4,902.6	4,866.2

Current assets:
Cash and temporary cash investments	119.9	205.3
Restricted cash	13.0	19.4
Accounts receivable:
Customer, less allowance for doubtful accounts	153.4	171.8
Unbilled utility revenues	101.7	143.7
Other, less allowance for doubtful accounts	79.9	70.5
Production fuel, at average cost	70.6	55.7
Materials and supplies, at average cost	42.4	38.0
Gas stored underground, at average cost	67.7	92.1
Regulatory assets	116.5	86.3
Deferred income taxes	117.3	12.2
Assets held for sale	167.2	802.6
Other	70.6	85.8
	1,120.2	1,783.4

Investments:
Investments in unconsolidated foreign entities	119.2	188.6
Investment in American Transmission Company LLC	165.1	152.4
Other	61.3	89.1
	345.6	430.1

Other assets:
Regulatory assets	308.7	349.2
Deferred charges and other	276.0	304.2
	584.7	653.4

Total assets	$6,953.1	$7,733.1

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	September 30,	December 31,
CAPITALIZATION AND LIABILITIES	2006	2005
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 116,079,855 and 117,035,793 shares	$1.2	$1.2
Additional paid-in capital	1,740.6	1,788.7
Retained earnings	763.7	742.3
Accumulated other comprehensive loss	(19.5)	(84.6)
Shares in deferred compensation trust - 273,352 and 258,214 shares
at an average cost of $28.01 and $27.41 per share	(7.7)	(7.1)
Total common equity	2,478.3	2,440.5

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,482.7	1,914.8
	4,204.8	4,599.1

Current liabilities:
Current maturities	256.2	151.7
Variable rate demand bonds	-	39.1
Commercial paper	106.3	263.0
Capital lease obligations	0.2	40.5
Accounts payable	249.2	355.3
Regulatory liabilities	108.7	96.2
Accrued interest	26.7	47.4
Accrued taxes	93.7	115.1
Liabilities held for sale	56.3	328.2
Other	198.5	143.8
	1,095.8	1,580.3

Other long-term liabilities and deferred credits:
Deferred income taxes	684.9	529.3
Regulatory liabilities	583.3	548.2
Pension and other benefit obligations	182.2	256.7
Other	197.3	215.0
	1,647.7	1,549.2

Minority interest	4.8	4.5

Total capitalization and liabilities	$6,953.1	$7,733.1

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months Ended September 30,
	2006	2005
Continuing Operations:	(in millions)
Cash flows from operating activities:
Net income	$122.6	$56.2
Adjustments to reconcile net income to net cash flows from operating activities:
Loss from discontinued operations, net of tax	24.4	61.4
Distributions from discontinued operations	-	33.9
Depreciation and amortization	195.9	241.7
Other amortizations	33.2	44.0
Deferred tax expense (benefit) and investment tax credits	78.7	(36.9)
Equity income from unconsolidated investments, net	(35.4)	(33.6)
Distributions from equity method investments	22.5	23.5
Loss on early extinguishment of debt	90.8	45.1
Non-cash valuation charges	1.0	139.5
Other	(16.9)	(12.5)
Other changes in assets and liabilities:
Accounts receivable	52.9	17.5
Gas stored underground	24.4	(12.3)
Regulatory assets	(46.1)	(88.4)
Derivative assets	18.5	(33.2)
Accounts payable	(105.9)	21.1
Accrued taxes	(90.8)	2.8
Regulatory liabilities	(20.1)	27.1
Derivative liabilities	74.5	27.3
Benefit obligations and other	(79.2)	(14.0)
Net cash flows from operating activities	345.0	510.2

Cash flows from (used for) investing activities:
Construction and acquisition expenditures:
Utility business	(239.5)	(305.7)
Non-regulated businesses and other	(24.1)	(57.1)
Proceeds from asset sales	599.4	121.5
Purchases of securities within nuclear decommissioning trusts	(3.5)	(79.3)
Sales of securities within nuclear decommissioning trusts	51.7	146.2
Changes in restricted cash within nuclear decommissioning trusts	(19.0)	(17.0)
Other	2.5	2.5
Net cash flows from (used for) investing activities	367.5	(188.9)

Cash flows used for financing activities:
Common stock dividends	(101.2)	(91.3)
Repurchase of common stock	(105.1)	-
Proceeds from issuance of common stock	48.2	24.0
Proceeds from issuance of long-term debt	39.1	255.8
Reductions in long-term debt	(402.2)	(492.3)
Net change in short-term borrowings	(156.7)	(15.0)
Debt repayment premiums	(83.0)	(41.9)
Principal payments under capital lease obligations	(40.2)	(9.3)
Net change in loans with discontinued operations	(10.5)	(12.1)
Other	13.7	(1.6)
Net cash flows used for financing activities	(797.9)	(383.7)

Net decrease in cash and temporary cash investments	(85.4)	(62.4)
Cash and temporary cash investments at beginning of period	205.3	202.4
Cash and temporary cash investments at end of period	$119.9	$140.0

Discontinued Operations:
Net cash flows from (used for) operating activities	($12.0)	$12.7
Net cash flows used for investing activities	(2.8)	(6.1)
Net cash flows from (used for) financing activities	8.4	(23.9)
Net decrease in cash and temporary cash investments	(6.4)	(17.3)
Cash and temporary cash investments classified as held for sale at beginning of period	10.7	62.2
Cash and temporary cash investments classified as held for sale at end of period	$4.3	$44.9

Alliant Energy – Third Quarter 2006 Earnings

October 31, 2006

KEY FINANCIAL STATISTICS (UNAUDITED)

	September 30,
	2006	2005
Actual common shares outstanding (000s)	116,080	116,845
Book value per share	$21.35	$21.87
Quarterly common dividend rate per share	$0.2875	$0.2625

KEY OPERATING STATISTICS

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Utility electric sales (000s of MWh) -
Residential	2,217	2,348	5,829	6,022
Commercial	1,716	1,682	4,647	4,598
Industrial	3,295	3,206	9,585	9,555
Total from retail customers	7,228	7,236	20,061	20,175
Sales for resale and other	1,448	1,433	4,243	4,358
Total	8,676	8,669	24,304	24,533

Utility electric customers (at September 30) -
Residential	852,100	847,878
Commercial	134,995	133,438
Industrial	3,037	3,033
Other	3,358	3,351
Total	993,490	987,700

Utility gas sold and transported (000s of Dth) -
Residential	1,707	1,635	17,459	19,240
Commercial	1,724	1,671	12,237	12,599
Industrial	927	777	3,093	2,905
Total from retail customers	4,358	4,083	32,789	34,744
Transportation and other	14,373	15,581	40,454	47,521
Total	18,731	19,664	73,243	82,265

Utility gas customers (at September 30, excluding transportation/other) -
Residential	371,145	367,722
Commercial	45,716	45,668
Industrial	664	719
Total	417,525	414,109

Cooling degree days - *
Cedar Rapids (IP&L) (actual/normal)	241/276	277/276	325/377	393/377
Madison (WP&L) (actual/normal)	224/183	270/183	283/248	404/248

* Alliant Energy entered into weather derivatives based on cooling degree days in Chicago to reduce potential volatility on its June-Aug.
2006 and June-Aug. 2005 margins from the impacts of weather.

Heating degree days - **
Cedar Rapids (IP&L) (actual/normal)	181/152	66/152	3,822/4,321	3,896/4,321
Madison (WP&L) (actual/normal)	216/206	78/206	4,070/4,572	4,165/4,572

** Alliant Energy entered into weather derivatives based on heating degree days to reduce potential volatility on its margins from the impacts of weather during the first quarter of 2006 and 2005.

Margin increases (decreases) from net impacts of weather (millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$--	$8	($8)	$10
Losses from weather derivatives	(12)	--	(6)	(9)
Net weather impact	($12)	$8	($14)	$1

Gas Margins -
Weather impacts on demand compared to
normal weather	$--	$--	($7)	($4)
Gains from weather derivatives	--	--	6	--
Net weather impact	$--	$--	($1)	($4)